As filed with the Securities and Exchange Commission on March 15, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIBERTY PROPERTY TRUST

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation of organization)	23-7768996 (I.R.S. Employer Identification No.)
500 Chesterfield Parkway
Malvern, Pennsylvania 19355
(Address of principal executive offices)
Liberty Property Trust Amended and Restated Share Incentive Plan
(Full title of the plan)
James J. Bowes, Esquire
Secretary and General Counsel
Liberty Property Trust
500 Chesterfield Parkway
Malvern, Pennsylvania 19355
(610) 648-1700
(Name, address and telephone number, including area code, of Agent for Service)
Copies to:
Justin W. Chairman, Esquire
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
(215) 963-5000
CALCULATION OF REGISTRATION FEE

Title of Securities	Number of	Proposed Maximum	Proposed Maximum
to be	Shares to be	Offering Price	Aggregate	Amount of
Registered	Registered	Per Share(1)	Offering Price(1)	Registration Fee (1)
Common Shares of Beneficial Interest, $0.001 par value(2)	1,400,000 (3)	$49.53	$69,342,000	$2,129

(1)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low reported sale prices of the common shares of beneficial interest of Liberty Property Trust on the New York Stock Exchange on March 13, 2007.

(2)	Includes rights to purchase Series A Junior Participating Preferred Shares of Liberty Property Trust. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the common shares.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I of Form S-8 shall be included in documents to be sent or given to participants in the Liberty Property Trust Amended and Restated Share Incentive Plan pursuant to Rule 428(b)(1)(i) under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
               The following documents filed by Liberty Property Trust (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:
               (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;
               (b) The description of the Registrant’s common shares contained in the Registrant’s Registration Statement on Form 8-A registering the common shares under Section 12 of the Securities Exchange Act of 1934, filed with the SEC on June 8, 1994;
               (c) The description of the Registrant’s preferred share purchase rights contained in the Registrant’s Registration Statement on Form 8-A registering the preferred share purchase rights under Section 12 of the Securities Exchange Act of 1934, filed with the SEC on December 23, 1997, as amended by the Registrant’s Registration Statement on Form 8-A/A filed with the SEC on September 14, 2004; and
               (d) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
               Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.
               Not applicable.

Item 5.	Interests of Named Experts and Counsel.
               Not applicable.

Item 6.	Indemnification of Directors and Officers.
The Trust
     Under Section 8-301(15) and 2-418 of the Maryland General Corporation Law, as amended, the Trust has the power to indemnify trustees and officers under certain prescribed circumstances (including when authorized by a majority vote of a quorum of disinterested trustees, by a majority vote of a committee of two or more disinterested trustees, by independent legal counsel, or by shareholders) and, subject to certain limitations (including, unless otherwise determined by the proper court, when such trustee or officer is adjudged liable to the Trust), against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a trustee or officer of the Trust if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions including when such trustee or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Trust’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Article XII of the Trust’s By-laws provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust against expenses (including legal fees) reasonably incurred by any of them in connection with the successful defense of a proceeding to which such person was made a party by reason of such status, whether the success of such defense was on the merits or otherwise, to the maximum extent permitted by law. The trustees, officers and shareholders of the Trust also have the right, in certain circumstances, to be paid in advance for expenses incurred in connection with any such proceedings. In addition, Section 9.4 of the Trust’s Amended and Restated Declaration of Trust, as amended, provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding.
The Operating Partnership
     Section 8570 of the Pennsylvania Revised Uniform Limited Partnership Act authorizes the Operating Partnership to indemnify any partner or other person from and against any and all claims and demands whatsoever, unless it is determined by a court that the act or omission giving rise to the claim of indemnification constituted willful misconduct or recklessness.
     Amended Limited Partnership Agreement, as amended to the date hereof (the “Partnership Agreement”), a copy of which is filed as Exhibit 3.1.2 to the Registration Statement, which provides for indemnification of the general partners and others. Section 7.8(d) of the Partnership Agreement authorizes the Operating Partnership to purchase and maintain insurance on behalf of the general partner and others against any liability that may be asserted against or expenses that may be incurred by such person regardless of whether the Operating

Partnership would have the power to indemnify such person against liability under the Partnership Agreement.
     Reference is made to Section 7.9 of the Partnership Agreement which limits the general partner’s liability for monetary or other damages.

Item 7.	Exemption from Registration Claimed.
               None.

Item 8.	Exhibits.
               The following exhibits are filed as part of this Registration Statement:
4	Liberty Property Trust Amended and Restated Share Incentive Plan, as adopted May 18, 2006 (Incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement and Notice of Annual Meeting for the Annual Meeting of Shareholders for 2006, filed with the Commission on April 18, 2006).

5	Opinion of Saul Ewing LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Saul Ewing LLP (included in Exhibit 5).

24	Power of Attorney (included in signature page).

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) If the registrant is relying on Rule 430B:
                    (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
               (ii) If the registration is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on the 15th day of March, 2007.

LIBERTY PROPERTY TRUST
By:	/s/ William P. Hankowsky
William P. Hankowsky
Chairman of the Board of Trustees, President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William P. Hankowsky and George J. Alburger, Jr., his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William P. Hankowsky William P. Hankowsky	Chairman of the Board of Trustees, President and Chief Executive Officer (Principal Executive Officer)	March 15, 2007

/s/ George J. Alburger, Jr. George J. Alburger, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 15, 2007

Signature	Title	Date

/s/ Frederick F. Buchholz Frederick F. Buchholz	Trustee	March 15, 2007

/s/ Thomas C. DeLoach, Jr. Thomas C. DeLoach, Jr.	Trustee	March 15, 2007

/s/ Daniel P. Garton Daniel P. Garton	Trustee	March 15, 2007

/s/ J. Anthony Hayden J. Anthony Hayden	Trustee	March 15, 2007

/s/ M. Leanne Lachman M. Leanne Lachman	Trustee	March 15, 2007

/s/ David L. Lingerfelt David L. Lingerfelt	Trustee	March 15, 2007

/s/ Jose A. Mejia Jose A. Mejia	Trustee	March 15, 2007

/s/ John A. Miller John A. Miller	Trustee	March 15, 2007

/s/ Stephen B. Siegel Stephen B. Siegel	Trustee	March 15, 2007

LIBERTY PROPERTY TRUST
INDEX TO EXHIBITS

Exhibit Number	Document
4	Liberty Property Trust Amended and Restated Share Incentive Plan, as adopted May 18, 2006 (Incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement and Notice of Annual Meeting for the Annual Meeting of Shareholders for 2006, filed with the Commission on April 18, 2006.)

*5	Opinion of Saul Ewing LLP

*23.1	Consent of Ernst & Young LLP

23.2	Consent of Saul Ewing LLP (included in Exhibit 5)

24	Power of Attorney (included in signature page)

*	Filed herewith